Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

of

BOXABL Inc.

WHEREAS, FG Merger II Corp. (the “Corporation”) was formed as a Texas for-profit corporation by the filing of a Certificate of Formation (the “Original Certificate of Formation”) with the Texas Secretary of State on July 17, 2026;

WHEREAS, pursuant to a Agreement and Plan of Merger dated as of August 5, 2025 (the “Plan of Merger”), BOXABL Inc., a Nevada corporation, has been merged with and into the Corporation, with the Corporation surviving the merger (the “Merger”), and, in connection therewith, the name of the Corporation has been changed from “FG Merger II Corp.” to “BOXABL Inc.”;

WHEREAS, this Amended and Restated Certificate of Formation (this “Amended Certificate”), which amends and restates the Original Certificate of Formation in its entirety, has been approved and adopted pursuant to the Plan of Merger in accordance with Chapter 10 of the Texas Business Organizations Code; and

WHEREAS, this Amended Certificate shall become effective upon the date and time of filing (or the delayed effective date specified) with the Secretary of State of the State of Texas.

1. Name. The name of the corporation is BOXABL Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Texas is 211 E 7TH Street, Suite 620, Austin, TX 78701 - 3218, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purposes. The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue 1,310,000,000 shares, consisting of: (i) 900,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”), (ii) 275,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), (iii) 110,000,000 shares of Merger Consideration preferred stock, with the par value of $0.0001 per share (the “Merger Preferred Stock”) and (iv) 25,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”). Upon the filing and effectiveness of this Amended Certificate (such effective time, the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified into one fully paid and nonassessable share of Class A Common Stock.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor, irrespective of the provisions of Section 21.364(d) of the TBOC. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, including in respect of Class A Common Stock issued upon conversion of Class B Common Stock; and

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(a) Voting Rights.

(i) Each share of Class A Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, and each share of Class B Common Stock will entitle the record holder thereof to ten (10) votes on all matters on which stockholders generally are entitled to vote.

(ii) Except as otherwise required in this Amended Certificate or by applicable law, the holders of Common Stock will vote together as a single class on all matters requiring the vote or consent of the stockholders of the Corporation.

(iii) No stockholder of the Corporation shall have the right of cumulative voting at any election of Directors or upon any other matter.

(b) Transfer Rights of Tiramani Group.

(i) Permitted Owners. Shares of Class B Common Stock may be issued only to, and registered in the name of, (a) Galiano Tiramani (a “G. Tiramani”), (b) Paolo Tiramani (“P. Tiramani”, and together with G. Tiramani, the “Tiramanis”), and (c) each Permitted Transferee (together with the Tiramanis, the “Tiramani Group”).

(ii) Transfer of Class B Common Stock. Any member of the Tiramani Group may at any time transfer any number of shares of Class B Common Stock held by such holder of Class B Common Stock to a Permitted Transferee. Immediately prior to any transfer of shares of Class B Common Stock to a Person other than a Permitted Transferee, each share of Class B Common Stock being transferred shall automatically, without any further action by the Corporation, the transferor or the transferee, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

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(c) Dividends; Stock Splits or Combinations.

(i) Subject to Section H5.1(c)(ii), applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Subject to Section H5.1(c)(iv), dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class B Common Stock. Dividends of cash or property may not be declared or paid on the Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock).

(iv) Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class B Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class B Common Stock shall be (a) in the same proportion as and substantially similar to the relative voting rights of a share of Class A Common Stock and a share of Class B Common Stock or (b) as otherwise determined at the time of such dividend by the Board and, for any Convertible Security declared or paid as a divided on the Class A Common Stock and the Class B Common Stock, each voting security of the Corporation underlying such Convertible Security paid to holders of Class B Common Stock shall be convertible into the voting security underlying the Convertible Security paid to the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock.

(d) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by such holders.

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(e) Equal Treatment; Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article 5, all shares of the Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock, and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock.

(f) Conversion Rights of Class B Common Stock.

(i) Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section H5.1(f)(i) shall be retired and may not be reissued.

(ii) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(iii) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section H5.1(f), such conversion(s) shall be deemed to have been made at the time that the transfer of shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock pursuant to this Section H5.1(f), all rights of the former holder of such shares of Class B Common Stock with respect to such shares of Class B Common Stock shall cease and the Person or Persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(iv) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion(s) of the shares of Class B Common Stock pursuant to this Section H5.1(f), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

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5.2 Merger Preferred Stock.

(a) Voting Rights. The holders of the Merger Preferred Stock do not have voting rights other than with respect to certain matters relating to the rights of holders of Merger Preferred Stock.

(b) Transfer Rights. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended Certificate) the holders of Merger Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Merger Preferred Stock in an amount equal to the dividend payable on each outstanding share of Common Stock.

(c) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Merger Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $10.00.

(d) Automatic Conversion. On the fourteenth (14th) month following the Effective Time, 20% of the shares of Merger Preferred Stock, in the aggregate, shall automatically, without any further action by the Corporation or any stockholder, convert into Class A Common Stock on a one for one basis (the “Initial Merger Preferred Stock Conversion”). Thereafter, an additional 20% of the original shares of Merger Preferred Stock shall automatically convert each subsequent month on a one-for-one basis until all of the Merger Preferred Stock has been converted into Class A Common Stock. The reissuance of all shares of Merger Preferred Stock shall be prohibited, and such shares of Merger Preferred Stock shall be retired and cancelled in accordance with the applicable provisions of the TBOC, and upon such retirement and cancellation, all references to Merger Preferred Stock in this Amended Certificate shall be eliminated.

(e) Board Discretionary Conversion. The Board may, at any time and in its sole discretion, by resolution, elect to convert any or all outstanding shares of Merger Preferred Stock into fully paid and non-assessable shares of Class A Common Stock on a one-for-one basis. Any such conversion shall be effective immediately upon the adoption of such resolution by the Board, and no further action by the Corporation or any stockholder shall be required.

(f) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Merger Preferred Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Merger Preferred Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership Merger Preferred Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(g) Immediate Effect. In the event of a conversion of shares of Merger Preferred Stock to shares of Class A Common Stock pursuant to Section H5.2(d), such conversion(s) shall be deemed to have been made at the time that the transfer of shares occurred, as applicable. Upon any conversion of Merger Preferred Stock to Class A Common Stock pursuant to this Section H5.2(f), all rights of the former holder of such shares of Merger Preferred Stock with respect to such shares of Class B Common Stock shall cease and the Person or Persons in whose names or names the certificate or certificates representing the shares of Merger Preferred Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The Corporation shall provide notice of such automatic conversion of shares of Merger Preferred Stock (the “Merger Preferred Stock Automatic Conversion”) to record holders of such shares of Merger Preferred Stock as soon as practicable following the Merger Preferred Stock Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Merger Preferred Stock Automatic Conversion.

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5.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Board of Directors.

6.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. The total authorized number of Directors constituting the entire Board shall not be less than two (2) and shall not be more than nine (9), with the then-authorized number of Directors being increased or decreased from time to time by the Board, which number shall initially be five (5) members.

6.2 Composition of the Initial Board. Effective as of the date hereof, the initial Board shall be comprised of Paolo Tiramani, Galiano Tiramani, Morris A. Davis, Zvi Yemini, and Larry G. Swets Jr. (such individuals, the “Initial Board”). Each member of the Initial Board shall hold office until his or her death, resignation, retirement, disqualification or removal from office or until his or her respective successor is duly elected and qualified at the next annual meeting of stockholders in accordance with the terms of this Amended Certificate and the Bylaws.

6.3 Vacancies and Newly Created Directorships. Except as otherwise expressly required by law, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next annual meeting of stockholders at which his or her term shall expire and until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

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6.4 Removal of Directors. Any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

6.5 Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business; provided, that to the fullest extent permitted by the TBOC and Stock Exchange Rules, the presence of the Chairman shall be necessary in order for a quorum to be obtained at any meeting of the Board. Notwithstanding the immediately preceding sentence, if a quorum does not exist at any properly called meeting of the Board solely due to the lack of attendance thereat by the Chairman, (x) such meeting shall be adjourned and, (y) subject to the obligation to provide proper prior notice pursuant to the Bylaws to all members of the Board, recalled for the same purpose not less than twenty-four hours and not more than ten (10) calendar days from the date of adjournment. Notwithstanding anything contained herein to the contrary, in the event that the Chairman is unable to attend any emergency meeting of the Board, as determined by the Board in good faith, by reason of temporary disability or otherwise, the presence of the Chairman shall not be necessary in order for such quorum to be obtained and the Board may appoint a Director as interim chairman to preside over such meeting. The vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board. If a quorum is not present at any meeting of the Board, then a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

7. Meetings of Stockholders.

7.1 Action by Written Consent. So long as the Corporation qualifies as a “controlled company” in Section 303A.00 of the New York Stock Exchange Listed Company Manual or Nasdaq Listing Rule 5615-4(7)(A), any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Chairman or (iii) so long as the Corporation is a “controlled company”, by the Secretary of the Corporation at the request of any holder entitled to vote generally in the election of Directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

7.3 Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

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8. Corporate Opportunities. To the fullest extent permitted by the TBOC, the Corporation acknowledges that: (i) no stockholder or its Affiliates, or Director or his or her Affiliates of the Corporation or any of its subsidiaries (collectively, the “Exempted Persons”; provided, that no Director who is an officer or employee of the Corporation or any of its subsidiaries shall be an “Exempted Person” in his or her capacity as such) shall have any duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be overlapping with or competing with the Corporation or any of its subsidiaries, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Corporation to the fullest extent permitted by the TBOC hereby renounces any interest or expectancy therein and such Exempted Person shall have no duty to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and to the fullest extent permitted by law shall not be liable to the Corporation or its Affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Corporation, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand.

9. Limitation of Liability.

9.1 To the fullest extent permitted under the TBOC, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

9.2 Any amendment or repeal of this Article 9 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

10. Indemnification.

10.1 To the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 10, the Corporation shall not be required to indemnify or advance expenses to any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

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10.2 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

10.3 To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 10 or otherwise.

10.4 If a claim for indemnification or advancement of expenses under this Article 10 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such person has not met any applicable standard for indemnification set forth in the TBOC. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

10.5 The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the TBOC or the provisions of this Article 10.

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10.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such Director or officer. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board, pursuant to Section 10.9, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

10.7 Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined in Section 10.8) in respect of the service of Indemnitee as a Director and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the TBOC, (ii) this Amended Certificate or the Bylaws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 10.7.

10.8 Any amendment or repeal of the foregoing provisions of this Article 10 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

10.9 This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

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11. Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal in whole or in part the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws.

12. Adoption, Amendment and Repeal of Amended Certificate.

12.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate, in the manner now or hereafter prescribed by this Amended Certificate and the TBOC, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Amended Certificate in its present form or as hereafter amended, are granted and held subject to this reservation.

12.2 Notwithstanding any other provisions of this Amended Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by the Bylaws or by this Amended Certificate (or by any certificate of designations hereto), any alteration, amendment or repeal of Articles 6, 7, 8, 9, 10, 12 or 13 hereto shall require the affirmative vote of (a) a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, while the Corporation is under Tiramani Control and (b) at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, from and after the time that the Corporation ceases to be under Tiramani Control.

13. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Southern District of Texas in the State of Texas shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its Directors, officers, employees or agents arising pursuant to any provision of the TBOC, this Amended Certificate or the Bylaws or as to which the TBOC confers jurisdiction on the Southern District of Texas in the State of Texas or (d) any action asserting a claim against the Corporation, its Directors, officers, employees or agents governed by the internal affairs doctrine, in each such case subject to such Southern District of Texas having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 13. Notwithstanding anything herein to the contrary, this Article 13 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

14. Severability. If any provision or provisions of this Amended Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Certificate (including, without limitation, each portion of any paragraph of this Amended Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended Certificate (including, without limitation, each such portion of any paragraph of this Amended Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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15. Definitions. As used in this Amended Certificate, unless the context otherwise requires or as set forth in another Article or Section of this Amended Certificate, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation.

(b) “Amended Certificate” is defined in the Recitals.

(c) “Board” means the board of directors of the Corporation.

(d) “Bylaws” is defined in Section 6.1.

(e) “Chairman” means the chairperson of the Board, which shall initially be Paolo Tiramani.

(f) “Class A Common Stock” is defined in Section 4.1.

(g) “Class B Common Stock” is defined in Section 4.1.

(h) “Common Stock” is defined in Section 4.1.

(i) “Convertible Securities” shall mean securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.

(j) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(k) “Controlled Entities” is defined in Section 10.7.

(l) “Corporation” is defined in Section 1.

(m) “Director” is defined in Section 6.1.

(n) “Disability” means permanent and total disability such that both of the Tiramanis are unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the Tiramanis have suffered a Disability, no Disability of the Tiramanis shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(o) “Effective Time” is defined in Section 4.1.

(p) “Exempted Persons” is defined in Section 8.

(q) “Indemnification Sources” is defined in Section 10.7.

(r) “Indemnitee” is defined in Section 10.1.

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(s) “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

(t) “Indemnitees” is defined in Section 10.1.

(u) “Initial Board” is defined in Section 6.2.

(v) “Initial Merger Preferred Stock Conversion” is defined in Section H5.2(d).

(w) “Jointly Indemnifiable Claims” is defined in Section 10.7.

(x) “Original Certificate of Formation” is defined in the Recitals.

(y) “Merger Preferred Stock” is defined in Section 4.1.

(z) “Merger Preferred Stock Automatic Conversion” is defined in Section H5.2(f).

(aa) “Permitted Transferee” means, with respect to a holder of Class B Common Stock, (i) the Tiramanis (ii) Relatives of the Tiramanis; (iii) any trust, corporation, partnership, limited liability company, or other entity, the sole beneficiaries, shareholders, partners, or members of which consist of the holder, Relatives of the Tiramanis, or other Permitted Transferees; (iv) the heirs, executors, or administrators of a deceased holder, as determined by will, intestacy, or a court-approved estate plan; and (v) any entity that directly or indirectly controls, is controlled by, or is under common control with the holder, as defined in Rule 405 under the Securities Act of 1933, as amended.

(bb) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(cc) “Preferred Stock” is defined in Section 4.1.

(dd) “proceeding” is defined in Section 10.1.

(ee) “Relative” means, with respect to any (a) holder of Class B Common Stock that is an individual: (i) such individual’s spouse; (ii) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (iii) the spouse of an individual described in clause (a)(ii) of this definition, and (b) holder of Class B Common Stock that is not an individual, any Relative of any individual that is a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of a majority of either: (i) the outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of such holder; or (ii) the combined voting power of the outstanding securities entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of such holder.

(ff) “Stock Adjustment” is defined in Section H5.1(c)(iii)

(gg) “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(hh) “TBOC” means the Texas Business Organizations Code, as the same may be amended from time to time.

(ii) “Tiramanis” is defined in Section H5.1(b)(i).

(jj) “Tiramani Control” means that shares representing a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with this Amended Certificate is beneficially owned by the Tiramanis.

(kk) “Tiramani Group” is defined in Section H5.1(b)(i).

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